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Exhibit 10.3

NATION AGREEMENT

Dated as of November 22, 2002

Between

FREEMANTLE LIMITED
("Lender")

and

SENECA NATION OF INDIANS,
("Nation")

i

NATION AGREEMENT

        THIS NATION AGREEMENT (as supplemented, modified, amended, restated or extended from time to time, the "Agreement") is made as of the 22nd day of November, 2002, by and between Freemantle Limited, a corporation organized in the Isle of Man ("Lender"), and the Seneca Nation of Indians, a federally recognized Indian Tribe and Native American sovereign nation (the "Nation").

W I T N E S S E T H

        WHEREAS, the Nation has formed a tribally chartered corporation known as the Seneca Niagara Falls Gaming Corporation (the "Borrower"), and the Borrower has commenced construction of a Class III gaming casino located in the Niagara Falls Convention Center (the "Facility"), as more particularly described in Exhibit A-1 attached to that certain term loan agreement made as of the 22nd day of November, 2002, by and between the Lender and the Borrower (the "Term Loan Agreement") (such parcels and buildings, together with all rights and interests appurtenant thereto, the "State's Land"); and

        WHEREAS, the Nation intends to acquire various additional parcels of land contiguous to the State's Land, as more particularly described in Exhibit A-2 attached to the Term Loan Agreement, from certain private and municipal parties (such parcels and buildings, together with all rights and interests appurtenant thereto, the "Private Land", and, together with the State's Land, the "Land"), provided that "Land" as used herein shall include any real property that is owned or leased by the Nation (or any Affiliate thereof) and leased or subleased to the Borrower; and

        WHEREAS, the Nation intends to file applications with the Secretary to have the parcels of Private Land held in restricted fee status as it acquires title to them pursuant to the Seneca Settlement Act, 25 U.S.C.§1774(f)(c); and

        WHEREAS, the Borrower desires to borrow from the Lender an aggregate amount equal to Eighty Million Dollars ($80,000,000) pursuant to the Term Loan Agreement and the Lender is willing to lend such amounts to Borrower upon certain terms and conditions set forth therein, including without limitation, that the Nation enter into this Agreement and the Non-Disturbance and Attornment Agreement (Head Lease);

        NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extension of credit now and hereafter made by Lender to Borrower, the parties hereto hereby agree as follows:

        SECTION 1.    DEFINITIONS AND MISCELLANEOUS

        1.1.    Defined Terms.    Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Term Loan Agreement. As used herein, the following terms shall have the following meanings:

        "Non-Disturbance and Attornment Agreement (Head Lease)" means the consent, waiver and non-disturbance and recognition agreement executed by the Nation as of the date hereof in favor of the Lender with respect to the Head Lease, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

        1.2.    Recitals, Exhibits and Schedules.    All Recitals, Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

        SECTION 2.    CERTAIN LENDER RIGHTS

        2.1.    Future Financing.    (a) In the event that the Nation or any Affiliate thereof proposes to undertake an expansion of the Project, including without limitation another gaming facility or any facilities ancillary to the Project or another casino such as parking garages, hotels, restaurants and meeting facilities (collectively, the "Additional Development"), Lender will be under no obligation to finance such Additional Development, and the Borrower shall be under no obligation to obtain financing from Lender for such Additional Development.

        (b) In the event that the Nation or any Affiliate thereof proposes to undertake gaming-related development in Erie County, the City of Buffalo or at any other site other than the Project (the "Additional Gaming Site"), the Lender will be under no obligation to finance such project, and the Borrower will be under no obligation to obtain financing from the Lender for such Additional Gaming Site; provided, however, that the Nation will, if the Lender does not finance such Additional Gaming Site, cause the appropriate Affiliate that operates such gaming facility to provide the Lender with a guaranty of the Loan (or portion thereof) and/or such additional collateral for the Loan as is deemed reasonably acceptable by Lender, such that the position of the Lender is maintained on an equivalent basis to its position existing prior to the development of such additional gaming facility (i.e., the guaranty may guarantee less than the total amount of all obligations under the Loan Agreement provided that the position of the Lender shall be maintained on an equivalent basis to its position existing prior to the development of such additional gaming facility). Such guaranty, in a form substantially as set forth in Exhibit 2.1, that is granted by such Affiliate of the Nation shall rank superior to the Principal Indebtedness (as hereinafter defined) that is incurred by the Nation or such Affiliate in connection with the construction and operation of such gaming facility (provided that the Nation or such Affiliate shall cause the holder of such Indebtedness to enter into subordination agreements as described in the Guaranty in Exhibit 2.1 hereto); provided, however, that such guaranty will rank pari passu to the Principal Indebtedness that is incurred by the Nation or such Affiliate in connection with the construction and operation of such gaming facility so long as the Borrower's annual EBITDA shall equal at least One Hundred Million Dollars ($100,000,000). For purposes hereof, "Principal Indebtedness" shall mean the item or items of Indebtedness incurred by the Nation or such Affiliate in connection with the construction and operation of such gaming facility that constitute the principal financing for such construction and operation. Without limiting the foregoing, Principal Indebtedness shall exclude Indebtedness consisting of vendor or other purchase money equipment financing.

        SECTION 3.    REPRESENTATIONS AND WARRANTIES OF NATION

        3.1.    Representations and Warranties of Nation.    Nation hereby represents and warrants as follows:

        (a) The Nation is a federally recognized Indian tribe, organized pursuant to the Constitution of the Seneca Nation of Indians of 1848, as amended. The Nation is a non-taxable entity for purposes of federal income taxation under the Code. The Seneca Gaming Corporation is a wholly-owned instrumentality of the Nation and the Nation has caused the Borrower to assume all obligations, responsibilities and duties of the Seneca Gaming Corporation to the extent applicable to the Project, subject to the control of the Seneca Gaming Corporation. The Nation is in material compliance with the terms of the Compact, the Ordinance and with all Laws and other legal requirements applicable to its existence and business (including without limitation, IGRA), a violation of which would have a material adverse effect on the business, operations, assets or financial or other condition of the Nation, as contemplated hereby, or the ability of the Nation to perform its obligations under this Agreement and the Non-Disturbance and Attornment Agreement (Head Lease).

        (b) Nation has full power, authority and legal right to execute, deliver and perform this Agreement and the Non-Disturbance and Attornment Agreement (Head Lease), and has taken all necessary governmental and other action to authorize the execution, delivery and performance by Nation of this Agreement and the Non-Disturbance and Attornment Agreement (Head Lease). This Agreement and the Non-Disturbance and Attornment Agreement (Head Lease) have been duly executed and delivered by a duly authorized officer of Nation, and, upon approval by the Secretary pursuant to 25 U.S.C.§81, if required, this Agreement and the Non-Disturbance and Attornment Agreement (Head Lease) constitute valid, legal and binding obligations of the Nation, enforceable against the Nation in accordance with their terms, subject, as to enforcement, to the availability of equitable remedies and limitations imposed by bankruptcy, insolvency, reorganization and other similar laws and related court decisions relating to or affecting creditors' rights generally. The Nation has adopted such authorizing resolutions as are appropriate, in the reasonable opinion of the Lender's counsel, for it to execute, deliver and perform its obligations under this Agreement and the Non-Disturbance and Attornment Agreement (Head Lease). The Nation, furthermore, understands that Borrower is entering into the Term Loan Agreement and the other Loan Documents and has granted the Borrower with the power and authority to so enter into such Term Loan Agreement and other Loan Documents, including the terms and conditions of same, including without limitation, the waiver of sovereign immunity, consent to jurisdiction, waiver of certain defenses and consent to security and leasehold encumbrances.

        (c) The execution, delivery and performance by Nation of this Agreement and the Non-Disturbance and Attornment Agreement (Head Lease) and the enforcement by Lender of this Agreement and the Non-Disturbance and Attornment Agreement (Head Lease) will not result in the creation or imposition of any lien, charge or encumbrance other than the lien in favor of the Lender created pursuant to the Term Loan Agreement upon any of the Leased Property or the Personalty pursuant to the terms of, or conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement, lease or other material agreement or instrument to which the Nation is a party or by which it is bound, which breach or default would have a material adverse effect on the business, operations, assets or financial or other condition of the Borrower, or the ability of Borrower to perform its obligations under the Term Loan Agreement and/or the other Loan Documents, nor will such actions result in any violation of the provisions of Borrower's organizational documents or the Nation's Constitution, charter, bylaws or other organizational documents, the Ordinance or any statute, including, without limitation, IGRA, the Compact, or any order, rule or regulation of any court or governmental or tribal agency or body having jurisdiction over Borrower, the Nation or any of the Leased Property or Personalty. Except for the approvals listed in Schedule II of the Term Loan Agreement, any consent, approval, authorization, order, registration or qualification of or with or notice to any court or any such governmental or tribal agency or body required for the execution, delivery and performance by Borrower of this Agreement and the Non-Disturbance and Attornment Agreement (Head Lease) and the enforcement by Lender of such documents, has been validly obtained and is in full force and effect.

        (d) The Nation is not in material default under any agreement to which it is a party, including, without limitation, agreements for borrowed money, which default could have a material adverse effect on the business, operations, assets or financial or other condition of the Nation, as contemplated hereby, or the ability of the Nation to perform its obligations under the this Agreement and the Non-Disturbance and Attornment Agreement (Head Lease).

        (e) Except for (i) any agreements entered into with third parties who are not Affiliates of Borrower or the Nation pertaining to the sharing of proceeds from entertainment programs offered within the Facility and which comply in all respects with the restrictions relating thereto set forth in Section 8.1(h) of the Term Loan Agreement, and (ii) the Compact, the Nation has not entered into any contract, agreement or commitment conferring on anyone other than Borrower any right or claim to undertake with the Borrower any of the transactions contemplated by the Term Loan Agreement or to receive any portion of the income from the Facility or the Project.

        (f) Subject to confirmation by the Commission in the exercise of its regulatory discretion in matters involving Indian gaming, neither this Agreement nor the Non-Disturbance and Attornment Agreement (Head Lease) (i) constitutes a "management contract" within the meaning of IGRA, (ii) deprives Borrower of the sole proprietary interest and responsibility for the conduct of any gaming activity within the meaning of IGRA or (iii) requires any consent, approval, authorization, order, registration or qualification of or with or notice to any court or governmental or tribal agency or body other than the approval of each of the Loan Documents, if determined to be required by law, by the Secretary of the Interior pursuant to 25 U.S.C. § 81.

        (g) The State has transferred the fee title to the State's Land in fee simple to the Nation. The Nation has filed an application with the Secretary to hold the State's Land in restricted fee status. The Secretary is currently considering the Nation's application to hold the State's Land in restricted fee status pursuant to the Seneca Nation Land Claims Settlement Act, 25 U.S.C.§1774, et. seq. and such determination is expected to occur on or prior to November 29, 2002. Furthermore, the Secretary has made a determination that lands held in restricted fee status pursuant to the Seneca Nation Land Claims Settlement Act are "Indian lands" for purposes of IGRA. Subject to the Leases, the Nation has good and marketable title in fee simple and right of use, occupancy and possession of the State's Land, the Building and the Fixtures, in each case, free and clear of all Liens whatsoever, except the Permitted Encumbrances as set forth in Exhibit K of the Term Loan Agreement. Pursuant to the Resolution, upon approval of the Nation's application to hold the State's Land in restricted fee status, Borrower shall be entitled to conduct gaming activities thereon consistent with the requirements of the Compact and the Ordinance. The Tribal Council of the Seneca Nation of Indians has taken all the steps necessary and appropriate to authorize the Leases and the grant by the Borrower of the Leasehold Mortgages.

        (h) The Tribal Council of the Nation has taken all required action, and have duly adopted appropriate resolutions, in order to (i) provide for the Nation's waiver of sovereign immunity and consent to jurisdiction contained herein and in the Non-Disturbance and Attornment Agreement (Head Lease), and (ii) grant to the Borrower the authority to consent to all the obligations under the Loan Documents, including the Borrower's right to encumber Borrower's assets and leasehold interests, waiver of certain defenses, waiver of sovereign immunity and consent to jurisdiction.

        (i) Other than the Borrower, the Nation has no Subsidiaries and no Affiliates which are included in or controlled by or through Borrower. All activities of the Nation constituting or relating to the ownership and operation in Niagara County, New York, of Class III gaming activities within the meaning of IGRA, and all activities of the Nation constituting or relating to the ownership of other activities traditionally associated with casino gaming at the Project, are and will be conducted on behalf of the Nation by Borrower pursuant to the authority granted to Borrower in its Corporate Charter.

        (j) The Nation has executed and delivered the Non-Disturbance and Attornment Agreement (Head Lease), the Non-Disturbance and Attornment Agreement and the Reaffirmation.

        (k) Nation agrees that all of the representations and warranties of Nation set forth in this Agreement shall survive for so long as any portion of the Recourse Obligations are outstanding under the Term Loan Agreement and thereafter to the extent provided therein. All representations, warranties, covenants and agreements made by Nation in this Agreement shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by the Lender or on its behalf.

        SECTION 4.    COVENANTS

        4.1.    Affirmative Covenants of Nation Applicable Throughout the Term.    Nation hereby covenants and agrees with Lender that at all times throughout the Term (except as otherwise set forth herein):

        (a) The Nation shall not interfere with Borrower's right to engage, on an exclusive basis, primarily in the business presently conducted or contemplated by it, as set forth in the Resolution, and to maintain its existence as a tribally chartered corporation operating as an instrumentality of the Nation. The Nation will do or cause to be done all things necessary to preserve and keep in full force and effect the existence of Borrower as a tribally chartered corporation operating as an instrumentality of the Nation.

        (b) The Nation will diligently perform and observe all of its obligations under, and all of the provisions of, the Compact. The Nation will not agree or consent to any amendment or modification of the Compact or any procedures prescribed by the Secretary of the Interior pursuant to § 2710(d)(7)(B)(vii) of IGRA under which Class III gaming may be conducted on the Indian lands over which Nation has jurisdiction which would materially impair the ability of Borrower to operate the Project as a Class III casino gaming facility, or as otherwise contemplated hereby or in the Term Loan Agreement, or the profitability of Borrower or which adversely affects Lender in any way.

        (c) During the continuance of an Event of Default, (A) the Nation will cooperate with, and will not interfere with, Lender's exercise of any or all of its rights, remedies and recourses hereunder or under the Term Loan Agreement and the other Loan Documents, including, without limitation, by (i) not opposing or interfering in any way with the appointment of a receiver in accordance with clause (b) of Section 11.1 of the Term Loan Agreement, or (ii) not opposing Lender's exercise of its right to enter into the management agreement referred to in clause (c) of Section 11.1 of the Term Loan Agreement in any form consistent with IGRA as may be reasonably required by Lender, subject to such approvals of any Governmental Authorities (including without limitation the Commission) as may then be required, in each case, if requested by Lender; and (B) the Nation (i) will not in any way interfere with the exercise of such rights or remedies by Lender, and (ii) will cooperate with Lender and promptly do all things required of it by Lender toward obtaining all necessary authority, permission, licenses, consents, authorizations and approvals from any Governmental Authority (including, without limitation, the Commission) or otherwise as may be necessary or desirable for Lender to exercise any of its rights, remedies and recourses hereunder or under the other Loan Documents; provided, however, that nothing herein shall prohibit Borrower from asserting that no Event of Default has occurred.

        (d) The Nation agrees that any real property, within the area designated in the Term Loan Agreement as Private Land and more particularly described in Exhibit A-2 to the Term Loan Agreement, acquired, whether or not such property is used for gaming activities, including any improvements thereon, following the Second Closing Date (the "After-Acquired Property") shall be purchased by the Nation and leased to the Borrower and subjected to a form of leasehold mortgage, substantially in the form of the Leasehold Mortgages, as additional collateral for the Loan; provided further that any rent paid to the Nation or any Affiliate with respect to such After-Acquired Property, shall in all events be subordinate to payment (i) of Current Interest, Variable Interest, Fixed Interest and principal under the Term Loan Agreement and (ii) of funds into the Sinking Fund Account as set forth in Section 3.5 of the Term Loan Agreement.

        (e) Intentionally deleted.

        (f) Intentionally deleted.

        (g) The Nation will cause any Affiliate that undertakes gaming-related development within a 100-mile radius of the Project to enter into an agreement with Whiteswan Limited (an Isle of Man company) or an affiliate or designee of Whiteswan Limited (collectively, "Whiteswan") to retain its services as either, at the option of Whiteswan, the exclusive consultant or the exclusive junket operator in connection with the operation of the junket business at such gaming facility. Such agreement shall be consistent with the provisions of the Junket Letter Agreement of even date herewith between Whiteswan and Borrower, or, if applicable, the Junket Agreement between Whiteswan and Borrower contemplated by Section 1 of such Junket Letter Agreement in connection with the operation of the junket business at the Project.

        4.2.    Negative Covenants of Nation Applicable Throughout the Term.    The Nation hereby covenants and agrees with Lender that at all times throughout the Term:

        (a) The Nation shall not use, maintain, operate or occupy, or allow the use, maintenance, operation or occupancy of, any portion of the Leased Property, the Project or the Personalty in any manner which would result in a violation of Legal Requirements or the terms, covenants or conditions of any agreement or instrument to which Borrower or the Nation is a party or by which either of them is bound or to which any of the property or assets of Borrower are subject, the violation of any of which could have a material adverse effect on the business, operations, assets or financial or other condition of Borrower or the Project, as contemplated in the Term Loan Agreement, or the ability of Borrower to perform its obligations under the Term Loan Agreement and/or the other Loan Documents, or make void, voidable or cancelable, or substantially increase the premium of, any insurance then in force, or required hereunder to be in force, with respect thereto; provided, however, that the foregoing shall not preclude the Borrower from contesting the applicability of any Legal Requirement in accordance with the Contest Procedure.

        (b) The Nation shall not commit or permit any waste of the Leased Property or permit any nuisance to be maintained thereon.

        (c) The Nation acknowledges and agrees that, except for Permitted Transfers and as and to the extent permitted by Section 3.3 of the Term Loan Agreement, Borrower will not (i) directly or indirectly declare or make, or incur any liability to make, any dividends or other distributions on, or any redemption or other acquisitions of, its ownership interests or transfer funds from Borrower to the general fund or other accounts of the Nation, or transfer Property (including funds) of Borrower to any Affiliate at any time, or (ii) sell, transfer, distribute, or pay any money or Property to any Affiliate, or lend or advance money or Property to the Nation or any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any ownership interest or Indebtedness, or any Property, of any Affiliate, or become liable on any guaranty of the Indebtedness, dividends, or other obligations of any Affiliate, or (iii) pay any rent to the Nation. In furtherance thereof, the Nation will neither demand nor accept from Borrower any payment of such rent that would not constitute (whether due to the time at which such payment is made or the amount of such payment) a Permitted Use of Cash Flow under clause (e) of Section 3.3 of the Term Loan Agreement. In the event that any such prohibited payment or transfer is made to the Nation or any Affiliate, the Nation shall hold such funds in trust for the benefit of the Borrower and the Lender and shall return or reimburse such funds to Borrower, and shall take such steps, and cause its Affiliates to return any funds and take such steps, as are appropriate to remedy such breach. In the event that the rental payments made by the Borrower to the Nation are less than the amounts required under the Head Lease due to the operation of such clause (e) of Section 3.3 of the Term Loan Agreement, such failure to pay shall not constitute a default by Borrower under the Head Lease and the Nation shall allow Borrower to continue to occupy the Land and improvements thereon for the purposes set forth in the Loan Documents. Notwithstanding the foregoing, Borrower may (a) pay any reasonable compensation obligations incurred in the ordinary course of the business of Borrower to individuals who are employees, officers or directors of Borrower or who provide services to Borrower in the ordinary course of the business of Borrower, (b) award prizes fairly won by Affiliates of Borrower and (c) reimburse the Nation or an Affiliate for the actual cost incurred by the Nation or such Affiliate for goods or services provided by the Nation or such Affiliate to Borrower in the ordinary course of the business of Borrower; provided, however, that so long as no Event of Default has occurred or is continuing, Borrower may (x) reimburse the Nation or an Affiliate for the fair market value of such goods and services so long as the price paid by Borrower to the Nation does not exceed the price which Borrower would have paid in a comparable arm's length transaction with an unrelated Person providing such goods or services, and (y) employ enrolled members of the Nation and their immediate family members on terms consistent with those which Borrower would have used in a comparable arm's length transaction with an unrelated Person.

        (d) The Nation acknowledges that, under the Term Loan Agreement, the Borrower must maintain all of its Property, including all funds and bank accounts, separate and distinct from other Property, including other funds and bank accounts of the Nation or any Affiliate of the Borrower, and, except for Permitted Transfers and as otherwise permitted under Section 8.3(c) of the Term Loan Agreement, the Borrower will not transfer, loan or make any other distribution of any of its Property to any other accounts or funds of the Nation or of any other Affiliate of the Borrower or otherwise divert, transfer or distribute cash or property held by Borrower for or with respect to the Project or its operations for other purposes of the Nation, the Borrower or any Affiliate; and Nation shall not demand, impose or receive any tax, charge, assessment, fee, or other Imposition or impose any regulatory or licensing requirement (or suffer to exist any of the foregoing), except as provided in the Ordinance, against Borrower, Lender, the Leased Property, the Project, the Personalty or the employees, officers, directors, or patrons of Borrower, other than the obligation of Borrower to pay the actual and reasonable regulatory expenditures of the Seneca Gaming Authority under the Ordinance and to pay any fee imposed on Borrower by the Commission under IGRA; provided, however, that nothing in this paragraph (d) shall prohibit Borrower from making Permitted Transfers.

        (e) Intentionally deleted.

        (f) Intentionally deleted.

        (g) The Nation:

          (i) will not enact any Debtor Relief Law that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Lender provided for in the Loan Documents;

          (ii) will not, nor permit Borrower or any of the Nation's representatives, political subunits, agencies, instrumentalities or councils to, exercise any power of eminent domain or like power all or any portion of the Leased Property or the Project. Except as required by state or federal Law, the Nation will not enact any statute, law, ordinance or rule that would have a material adverse affect upon the rights of the Lender under the Loan Documents; and

          (iii) agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of or with respect to Borrower, the Lender shall be entitled to receive payment in full of all obligations before any payment or distribution is made to the Nation.

        (h) Intentionally deleted.

        (i) The Nation shall not assert, in connection with any suit, action or proceeding in any forum in respect of this Agreement or the Non-Disturbance and Attornment Agreement (Head Lease), the jurisdiction of any of its tribal courts or other forums of the Nation. The Nation shall not seek to exercise the jurisdiction of any of Nation's tribal courts (whether now or hereafter existing) or other forums (whether now or hereafter existing) over any suit, action or proceeding relating to this Agreement, the Loan Documents or the Lender and the Nation hereby waives any claim or right which it may possess to the exercise of such jurisdiction and any requirement that tribal remedies be exhausted is hereby waived. This Agreement shall be construed and interpreted in accordance with the law of the State of New York.

        (j) The Nation shall not directly or indirectly:

          (i) adopt, enact, amend, promulgate or otherwise place into effect any tribal Law which impairs or interferes, or could impair or interfere, in any manner, with any right or remedy of the Lender, the obligations of the Nation or Borrower under this Agreement or the other Loan Documents (it being understood and agreed that any such tribal Law which is adopted, enacted, promulgated or otherwise placed into effect without the consent of the Lender shall, with respect to the Loan Documents, not affect the rights and remedies of the Lender thereunder, and the obligations, be void and of no effect); or

          (ii) demand, impose, receive or assess any tax, charge, assessment, fee or other imposition (except as specifically contemplated by Sections 8.3(c) or 8.3(e)(i)(B) of the Term Loan Agreement) or impose any regulatory or licensing requirement, except as provided in the Ordinance, against Borrower, its customers or guests, its operations or Property (including, without limitation, the Facility), the Lender, the employees, officers, directors, patrons or vendors of Borrower, other than (i) charges upon Borrower to pay the actual and reasonable regulatory expenditures of the Seneca Gaming Authority under the Ordinance, (ii) sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other taxes (other than income taxes) imposed by the Nation on the Borrower, its patrons, or operations, provided that the rate and scope of such taxes shall not be more onerous than those which may be imposed by the State of New York, and (iii) fees imposed on Borrower by the Commission under IGRA.

          (iii) amend the Ordinance, the Compact, the charters or by-laws for either the Seneca Gaming Corporation or the Seneca Niagara Falls Gaming Corporation (the "Corporations"), or any Law in effect on the date of the Term Loan Agreement in any manner which would be materially adverse to the interest or rights of Lender, restrict or eliminate the exclusive right of the Corporations to conduct gaming operations on behalf of the Nation, conduct or permit any other entity to conduct gaming operations on any property owned, directly or beneficially, or controlled by the Nation or materially and adversely alter, modify or amend any regulation relating to Lenders rights under the Promissory Note or the Term Loan Agreement or any of the other Loan Documents;

          (iv) take any other action, enter into any agreement, amend its constitution or enact any ordinance, law, rule or regulation that would adversely prejudice or have a material adverse effect on any of the rights of Lender under the Term Loan Agreement or the other Loan Documents;

          (v) assert that any waiver of the Nation or the Corporations, any choice of judicial forum, designation of governing law or any remedy expressly authorized in the Term Loan Agreement or in any other Loan Document is void or unenforceable.

        (k) The Nation will not cause the Borrower to (A) exercise its right to purchase the interest of the State, as subtenant in the Sublease, pursuant to Section 22.01 of the Sublease, (B) exercise its right to purchase the interest of the State, as sublandlord in the Sub-Sublease, pursuant to Section 22.01 of the Sub-Sublease, (C) pay the State the amount of the "Supplemental Rent" due under the Sub-Sublease or (D) cause any event or circumstance that merges the Borrower's interests and the interests of the State under either or both of the Sublease or the Sub-Sublease, without Lender's prior written consent, to be granted or withheld in its sole discretion.

        SECTION 5.    LIMITED RECOURSE

        5.1.    Limited Recourse.    In no event or circumstance shall any breach of this Agreement be enforceable against or become or remain a lien on any Property of the Nation. The sole and exclusive remedies available for any breach of this Agreement shall be as set forth in Sections 5.2 and 5.3 below.

        5.2.    Injunctive Relief Only.    Subject to the terms set forth in Section 5.3 herein and unless any of the matters described in clauses (a) through (g) below shall occur, the sole and exclusive remedy for any breach of this Agreement shall be injunctive relief and, except as set forth in Section 5.3, in no event shall any monetary damages be awarded for any breach hereunder. If any of the events set forth in the clauses (a) through (g) below occurs, (i) any funds transferred by the Borrower to the Nation or any Affiliate thereafter shall be deemed not to be a Permitted Transfer and (ii) the Nation shall be required to transfer, or cause its Affiliate to transfer, any and all such funds to the Borrower:

        (a) Nation shall willfully breach its covenants and agreement contained in this Agreement;

        (b) Nation shall raise, in connection with any suit, action or proceeding in any forum in respect of this Agreement and/or the other Loan Documents or any of the agreements or transactions contemplated hereby or thereby, any defense, objection or claim based on (i) sovereign immunity of the Nation, (ii) lack of jurisdiction over Nation, the Project or the subject matter, other than any defense based on failure to serve process in accordance with the provisions hereof (unless process is actually served in accordance with applicable Legal Requirements), (iii) the Nation's lack of capacity to be sued, (iv) any argument that any of the courts specified in Section 7.5 is an inappropriate or inconvenient forum, (v) failure to exhaust tribal remedies, (vi) any argument that the law of the State of New York does not govern (including the Uniform Commercial Code of New York), (vii) any argument that this Agreement (or any portion thereof) of the other Loan Documents constitutes a management agreement within the meaning of IGRA, deprives Borrower of the sole proprietary interest and responsibility for the conduct of any gaming activity within the meaning of IGRA or otherwise violates the provisions of IGRA, or (viii) the illegality, the invalidity, non-binding nature or unenforceability of this Agreement or any of the other Loan Documents on the basis of any Legal Requirements specifically related to Indians or Indian tribes, or specifically to Borrower because of its status as an instrumentality of an Indian Tribe,

        (c) Nation shall revoke the Ordinance or modify, amend or supplement the Ordinance in a manner which materially impairs the ability of Borrower to operate the Project as a Class III casino gaming facility and hotel facility with adequate support facilities, as contemplated hereby, or the profitability of Borrower or the Project,

        (d) Nation shall cause Borrower to cease to operate the Project as a Class III casino gaming facility as contemplated in the Loan Agreement, except to the extent that following an Event of Default Lender does not permit Borrower to continue such operations on the Leased Property without conditions other than those imposed under the Loan Agreement, except for customary restoration periods in connection with Significant Casualties or condemnation and force majeure events;

        (e) Nation shall condemn or take by power of eminent domain or like power all or any portion of the Leased Property or the Project,

        (f) Nation shall fraudulently misappropriate the funds of the Borrower, or

        (g) Nation shall assert, in connection with any suit, action or proceeding in any forum in respect of this Agreement, the Non-Disturbance and Attornment Agreement (Head Lease) or any of the agreements or transactions contemplated hereby, the jurisdiction of any of its tribal courts or other forums of Nation.

        5.3.    Return of Funds Transferred After Breach.    In the event a determination that any transfer of funds to the Nation or any Affiliate does not constitute a Permitted Transfer, the remedies available shall be either injunctive relief and/or reimbursement of any funds transferred to the Nation or any Affiliate after the occurrence of such determination.

        5.4.    No Lien or Encumbrance on Nation Assets or Property.    In no event, except for the Leasehold Mortgages held by the Lender on the Leased Property, shall any term or provision herein be interpreted or construed to directly encumber any property or assets of the Nation.

        5.5.    No Money Damages.    Under no circumstances whatsoever shall the Nation be liable for any money damages of any kind and the only monetary obligation for which the Nation may be liable under this Agreement is the return, pursuant to Section 5.2 and 5.3, of funds transferred to the Nation or any Affiliate by the Borrower.

        SECTION 6.    MISCELLANEOUS.

        6.1.    Relationship with the Lender

        (a) The Lender shall under no circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Nation or any of its Affiliates, or to owe any fiduciary duty to the Nation or its Affiliates. The Lender does not undertake or assume any responsibility or duty to the Nation or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Nation or its Affiliates of any matter in connection with their Property or the operations of the Nation or its Affiliates. The Nation and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Lender in connection with such matters is solely for the protection of the Lender and neither the Nation nor any other Person is entitled to rely thereon.

        (b) The Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property or other loss, damage, liability or claim caused by the actions, inaction or negligence of the Nation and its Affiliates.

        (c) This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Nation and the Lender in connection with the Loan, and is made for the sole benefit of the Nation, the Lender, and the Lender's successors and assigns. No other Person shall have any rights of any nature hereunder or by reason hereof.

        6.2.    Captions; References.    Section headings and the Table of Contents are for convenience only and shall not be construed as a part of this Agreement. All references herein to numbered Articles and Sections, unless otherwise indicated, are to Articles and Sections of this Agreement.

        6.3.    Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

        6.4.    Severability.    If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or such provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law which renders any term or provision hereof invalid or unenforceable in any respect.

        6.5.    Notices.    Any notice required or permitted to be given under this Agreement, to be effective, shall be in writing (including by facsimile), and shall be deemed to have been duly given or made (a) when delivered by hand or by internationally recognized overnight courier, (b) upon receipt after being deposited in the mail, certified mail and postage prepaid or (c) in the case of notice by fax, when sent and electronically confirmed, addressed as set forth below, with a copy of such notice sent by any other means provided in clauses (a) and (b) above.

  (a)
  If to Lender, at:

  Freemantle Limited
  C/o Kien Huat Realty Sdn. Bhd.
  22nd Floor—Wisma Genting
  Jalan Sultan Ismail
  Kuala Lumpur, Malaysia 50250
  Facsimile No. (011 60 3) 2162 4951
  Attention: E.S. Teo

  with a copy to:

  Cleary, Gottlieb, Steen & Hamilton
  One Liberty Plaza
  New York, New York 10006
  Facsimile No. (212) 225 3999
  Attention: Steven G. Horowitz, Esq.

  (b)
  If to the Nation, at:

  Seneca Nation of Indians
  William Seneca Administration Building,
  1490 Route 438,
  Cattaraugus Reservation,
  Irving, New York 14081
  Facsimile No. (716) 532 6272
  Attention: Ricky Armstrong, President

  with a copy to:

  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
  Robert S. Strauss Building
  1333 New Hampshire Avenue, N.W.
  Suite 400
  Washington, D.C. 20036-1564
  Facsimile No. (202) 887 4288
  Attention: Donald R. Pongrace and Barry Brandon

        (c) If to any of the foregoing parties, at such other address as such party shall from time to time designate in writing to the other parties hereto.

        (d) In the event any notice shall be given by facsimile, the party giving such notice shall confirm such notice by a writing delivered by hand or international courier (specifying the fastest delivery method available); provided, however, that for all purposes hereunder notice shall be deemed effective at the time given by facsimile.

        6.6.    Compliance with 25 U.S.C. § 81.    In compliance with 25 U.S.C. § 81, the residence and occupation of the parties in interest are stated as follows:

(a)	Party in interest:	Seneca Nation of Indians
	Residence:	Niagara Falls, New York
	Occupation:	A federally recognized Indian Tribe and Native American sovereign nation
	Party in interest:	Freemantle Limited
	Residence:	Isle of Man
	Occupation:	Business Corporation
(b)	Scope of Authority:

        The President of the Nation is authorized to execute this Agreement by resolution of the Tribal Council of the Seneca Nation of Indians, said resolution adopted by such Council on November 16, 2002. The President exercises his authority in this instance because he believes that the Agreement is in the best interests of the Nation and Borrower.

        (c) This Agreement was executed on or about 1:00 p.m. on the 22nd day of November, 2002, for the particular purposes set forth above.

        (d) This Agreement shall expire on the Maturity Date or, if later, the full repayment of the Loan and all other amounts due hereunder.

        (e) The Nation agrees that this Agreement is in compliance with 25 U.S.C. § 81.

        SECTION 7.    RESOLUTION OF DISPUTES.

        7.1.    Direct Negotiation.    The parties encourage the prompt and equitable settlement of all controversies or claims (a "Dispute") between the parties including those arising out of this Agreement. At any time, any party may give the other party written notice that it desires to settle a Dispute. Within ten (10) days of delivery of such notice, each party agrees to cause an officer having authority to resolve such Dispute (a "Senior Representative"), to meet (either by telephone or in person in New York, New York) with the other Senior Representative and attempt to resolve the differences causing the Dispute. If the Dispute is not settled within one (1) week of such Senior Representatives' meeting (whether by telephone or in person), then, the parties agree to submit the Dispute to mediation in accordance with Section 7.2 below. The period from the date of the delivery of notice of dispute under this section through the termination of the meeting between the Senior Representatives is referred to as the "Negotiation Period".

        7.2.    Mediation.    If the Dispute is not resolved during the Negotiation Period, the parties agree to submit the Dispute to a single mediator for seven (7) days mediation under the American Arbitration Association ("AAA") Mediation Rules. Such mediator will be selected from the AAA panel of mediators by mutual agreement of the Nation and the Lender. If the parties are unable to agree on a mediator, the parties may submit the selection of such mediator to the Western District of New York (or such other court as mutually agreed) for the selection of same on behalf of the parties. Unless otherwise agreed, the mediation proceedings shall be conducted by telephone or in person in New York, New York, and the parties shall bear their respective costs incurred in connection with the mediation, except that the parties, subject to the mediation, shall equally bear the costs for the mediator and any expenses related to the mediation. Such mediation shall occur no later than the twentieth (20th) day following the date on which one party makes a demand for mediation on the other party. The mediation will be terminated upon the first to occur of the following: (A) execution of a settlement agreement resolving the Dispute; or (B) a written declaration of a party or parties, after completion of two (2) days of mediation sessions, that mediation proceedings are terminated. The mediation shall be conducted in English. All negotiations conducted in accordance with this provision shall be treated as confidential information in accordance with the terms of this Agreement and shall also be treated as compromise and settlement negotiations.

        7.3.    Arbitration.

        (a) Any controversy or claim arising out of or related to this Agreement (including without limitation any dispute relating to its validity or termination, or the performance or breach thereof) which remains unresolved for longer than ten (10) Banking Days after completion or termination of the above referenced mediation period shall be finally settled by binding arbitration by a panel of arbitrators in accordance with the AAA Commercial Arbitration Rules ("AAA Rules") in effect at the time of the arbitration, except as modified in this Section 7 or as subsequently agreed by the parties hereto.

        (b) The arbitration shall be conducted by three arbitrators. All of the arbitrators shall have appropriate experience in the Class III gaming industry. The Nation shall appoint one (1) arbitrator and the Lender shall appoint one (1) arbitrator (each, a "Party Appointed Arbitrator"); each party shall obtain its appointee's acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other parties within thirty (30) days after delivery of the Request for Arbitration. In the event a party fails to appoint an arbitrator or deliver notification of such appointment to the other party within this time period, as aforesaid, upon request of either party, such arbitrator shall instead be appointed by the AAA within thirty days of receiving such request. The two Party Appointed Arbitrators appointed in accordance with the above provisions shall appoint the third arbitrator, and such appointment shall be subject to the parties' approval and consent. In no event shall the third arbitrator be a Native American or of Malaysian nationality. Upon such consent, the Party Appointed Arbitrators shall obtain the appointee's acceptance of such appointment and notify the parties in writing of such appointment and acceptance within thirty days of their appointment. If the Party Appointed Arbitrators fail to appoint or cannot agree on, or either of the parties does not consent to, the third arbitrator within fifteen (15) days, then, upon request of either party, the third arbitrator shall be selected in accordance with the AAA Rules within thirty days of receiving such request. The third arbitrator shall serve as Chairman of the arbitration panel.

        (c) The arbitration proceedings shall be conducted in New York, NY, unless otherwise agreed by the parties. The arbitration proceedings shall be conducted in English.

        (d) The parties intend that the arbitration panel shall, barring extraordinary circumstances, resolve any and all disputes submitted for arbitration within thirty (30) days of its appointment. The arbitration panel may extend this time period in its discretion if it determines that the interest of justice so requires. In addition to any discovery permitted under AAA Rules, each party shall produce relevant, non-privileged documents or copies thereof requested by the other party within time limits set by the arbitrators. The arbitrators shall have authority to exclude evidence they deem to be irrelevant. The parties agree to supply to the arbitration panel such documentary evidence as they wish to rely upon together with a written statement of their position not to exceed twenty (20) pages in length within twenty (20) days of appointment of the arbitration panel.

        (e) Unless the parties agree to rely on affidavits, the arbitration panel shall set a hearing at which each party shall present witnesses and cross examine the witnesses for the other party. If there is a hearing, each party shall provide a statement summarizing the testimony of each witness it may have testify to the other party and to the arbitration panel at least fifteen (15) days in advance of the hearing.

        (f) Judgment upon any award rendered by the arbitration panel may be entered in the U.S. Federal District Court for the Western District of New York or, if such court denies jurisdiction, in any court of the State of New York. Failure of the arbitration panel to observe any time periods set forth in this Section 7 shall not be a basis for challenging the arbitral award.

        (g) The arbitration panel's award shall be in writing, not to exceed twenty (20) pages and shall be a reasoned award. Without limiting the authority of the arbitration panel hereunder, it shall have the authority to award specific performance. The award shall be final and binding on the parties without right of appeal.

        (h) The parties waive to the fullest extent permitted by law any rights to appeal to, or to seek review of such arbitral award by, any court.

        (i) The parties shall bear their respective costs incurred in connection with the arbitration and shall equally bear the costs and fees of the American Arbitration Association, the arbitrators and any other costs related to the arbitration.

        7.4.    Confidentiality.    All mediation or arbitration proceedings under this Section 7 shall be treated as confidential information.

        7.5.    Equitable Relief.    The parties expressly agree that nothing herein shall preclude either party from taking whatever actions are necessary to prevent immediate and irreparable harm to its interests. The parties further agree that either party may file a complaint for statute of limitations or venue reasons to enforce any preliminary or injunctive relief ordered by the arbitration panel, if in its sole judgment such action is necessary. Notwithstanding the foregoing, the parties will continue to participate in the arbitration process in good faith. By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate. In addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief.

        7.6.    Personal Jurisdiction; Service of Process.    Each party (A) irrevocably consents to the non-exclusive personal jurisdiction and venue of the U.S. Federal District Court for the Western District of New York or, if such court denies jurisdiction, in any court of the State of New York hereof for the exclusive, sole and limited purposes of compelling a party to submit to the provisions of this Section 7 and enforcing any relief or award which may be ordered by the arbitrator, (B) hereby waives any claim it may have that such court is an inconvenient forum, and (C) hereby agrees that all claims in respect of any such limited purpose may be heard or determined in any such court.

        (a) The parties hereby appoint as their exclusive agents for service of legal process in relation to any matter arising out of or in connection with this Agreement and any other documents executed in connection therewith the persons identified for notice purposes on Exhibit 7.5 hereto.

        (b) The parties agree that personal service upon any of the agents designated above at their addresses (including the addresses of the parties' respective attorneys) shall constitute effective and proper personal legal service and expressly waive any and all rights that exist or may exist in the future to require personal service of legal process in another manner or location, including, without limitation, any and all requirements for personal service under the Federal Rules of Civil Procedure and any other like or similar rules or conventions.

        7.7.    Waiver of Immunity and Consent to Suit.    The Nation hereby irrevocably and unconditionally waives its sovereign immunity (and any defense based thereon) from any suit action or proceeding or from any legal process (whether through service of notice, attachment prior to the judgment, attachment in aid of execution, execution, exercise of contempt powers or otherwise) in the forum indicated in Section 7.5 above, for the exclusive, sole and limited purposes of compelling a party to submit to the provisions of this Section 7 and enforcing any relief or award which may be ordered by the arbitrator. With respect to such purposes, Lender shall have available the remedies set forth in Section 5 hereof.

        7.8.    Survival of this Section.    The arbitration provisions of this Section 7 shall survive any termination or expiration of this Agreement.

        IN WITNESS WHEREOF, the Nation and Lender have each caused this Agreement to be duly executed as of the date and year first above written.

THE SENECA NATION OF INDIANS, AS NATION:
By:	/s/ CYRUS SCHIDLER Printed Name: Cyrus Schidler Title: Chairman, Seneca Niagara Falls Gaming Corporation
FREEMANTLE LIMITED, AS LENDER:
By:	/s/ TAN SRI LIM KOK THAY Printed Name: Tan Sri Lim Kok Thay Title:

EXHIBIT 2.1

Form of Guaranty

Buffalo, New York

GUARANTY

        FOR VALUE RECEIVED, and to induce Freemantle Limited ("Lender"), to enter into the Term Loan Agreement, dated November 22, 2002 (the "Loan Agreement"), by and between The Seneca Niagara Gaming Corporation ("Borrower"), a tribally chartered corporation formed by the Seneca Nation of Indians, a federally recognized Indian Tribe and Native American sovereign nation (the "Nation"), and Lender, the Guarantor (as defined below) has agreed to enter into this Guaranty (the "Guaranty"). Capitalized terms used but not defined herein shall have the respective meanings provided in the Loan Agreement.

        The undersigned, [The Seneca Buffalo Gaming Corporation], a tribally chartered corporation formed by the Nation, having an address [                        ], Attention: [                        ] (the "Guarantor"), hereby absolutely and unconditionally guarantees to Lender the prompt payment in full of the Guaranteed Obligations (as defined below) when due in strict accordance with the Loan Agreement, subject, however, to the limitations on amounts set forth in the following paragraph.

        "Guaranteed Obligations" means payment and performance of all of the Borrower's obligations under the Loan Agreement and the other Loan Documents[; provided, however, that the aggregate liability of the Guarantor hereunder shall be limited to $            ].

        It is expressly understood and agreed that this is a continuing guaranty and that the obligations of Guarantor hereunder are and shall be absolute and unconditional under any and all circumstances, without regard to the value, genuineness, validity, regularity or enforceability of the Loan Agreement, or the other Loan Documents or any order or regulation now or hereafter in effect in any jurisdiction affecting the same or the rights of the Lender with respect thereto, a true copy of each of said documents Guarantor hereby acknowledges having received and reviewed.

        The Principal Indebtedness of Guarantor incurred in connection with the acquisition, development, construction and operation of any Additional Gaming Site, now or hereafter existing, or any Indebtedness of Guarantor to Borrower or any Affiliate now or hereafter existing, together with any interest thereon, shall be, and such indebtedness is, hereby subordinated to the prior payment in full of the Guaranteed Obligations. The Guarantor shall cause the holders of such Principal Indebtedness to enter into customary subordination agreements (including turn-over provisions) upon such terms as are reasonably acceptable to the Lender; provided that (i) to the extent that such other Principal Indebtedness is unsecured, this Guaranty shall also be unsecured; (ii) to the extent such other Principal Indebtedness is secured by any collateral, Guarantor shall grant a senior security interest in such collateral to Lender, and shall grant a subordinate security interest in such collateral to the holders of such other Principal Indebtedness; and (iii) during such fiscal periods as Borrower's annual EBITDA shall equal at least One Hundred Million Dollars ($100,000,000), such other Principal Indebtedness will rank pari passu with this Guaranty. For purposes hereof, "Principal Indebtedness" shall mean the item or items of Indebtedness incurred by the Nation or such Affiliate in connection with the construction and operation of such gaming facility that constitute the principal financing for such construction and operation. Without limiting the foregoing, Principal Indebtedness shall exclude Indebtedness consisting of vendor or other purchase money equipment financing.

        Until payment in full of all obligations under the Loan (and including interest accruing thereunder after the commencement of a proceeding by or against Borrower under the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C. Sections 101 et seq., and the regulations adopted and promulgated pursuant thereto (collectively, the "Bankruptcy Code") which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantor against Borrower notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code generally), Guarantor agrees not to accept any payment or satisfaction of any kind of indebtedness of Borrower to Guarantor and hereby assigns such indebtedness to Lender, including the right to file proof of claim and to vote thereon in connection with any such proceeding under the Bankruptcy Code, including the right to vote on any plan of reorganization.

        Guarantor agrees that all reasonable expenses (including reasonable counsel fees) incurred by Lender in connection with the collection of the Guaranteed Obligations or any portion thereof from Guarantor or with the enforcement of this Guaranty shall be a part of the Guaranteed Obligations.

        After an Event of Default, all moneys available to Lender for application in payment or reduction of the Guaranteed Obligations may be applied by Lender in such manner and in such amounts and at such time or times and in such order and priority as Lender may see fit to the payment or reduction of such portion of the Guaranteed Obligations as Lender may elect.

        Guarantor hereby waives notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notices of non-payment, non-performance or non-observance, or other proof or notice or demand.

        Guarantor further agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be reduced, limited, terminated, affected or impaired, or in any way subject to any defense, offset, counterclaim or recoupment (and Guarantor hereby expressly waives any right to claim any of the foregoing), (a) by reason of the assertion by Lender of any rights or remedies which it may have under or with respect to the Loan Agreement or the other Loan Documents, or (b) by reason of any failure to file or record any of such instruments or to take or perfect any security intended to be provided thereby, or (c) by reason of any increase in, addition to, release or exchange of, or non-perfection of any lien on or security interest in, any property covered by the Loan Agreement or other Collateral for the Guaranteed Obligations, or (d) by reason of any claim of any character whatsoever, including without limitation, any claim of waiver, surrender, alteration or compromise, or (e) by reason of Lender's failure to give notice with respect to, exercise, or delay in exercising, any right or remedy Lender may have hereunder, in respect of this Guaranty or with respect to the Guaranteed Obligations of Borrower, or (f) by reason of the commencement of a case under the Bankruptcy Code by or against Borrower or any other person obligated under the Loan Agreement or the other Loan Documents, or (g) by reason of any liability at any time to Guarantor or otherwise, whether based upon any Guaranteed Obligations or any other agreement or otherwise, and howsoever arising, whether out of action or inaction or otherwise and whether resulting from default, willful misconduct, negligence or otherwise, or (h) by reason of (1) any lack of validity or enforceability of the Loan Agreement, the other Loan Documents or any agreement or instrument relating thereto, (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any obligations, or any other amendment or waiver of or consent to any departure from the Loan Agreement, the other Loan Documents or any other agreement relating to any Guaranteed Obligations, (3) any release or amendment or waiver of or consent to any departure from or failure to enforce any other guarantee, for all or any of the issuance, or (4) any circumstances which might constitute a defense available to, or a discharge of Guarantor in respect hereof, except for the defense that Borrower has paid and performed all of the Guaranteed Obligations in full or (i) by reason of any payment made on the Guaranteed Obligations or any other indebtedness arising under the Loan Agreement or the other Loan Documents, whether made by Borrower or Guarantor or any other person, which is required to be refunded or which is subsequently invalidated, set aside, declared to be fraudulent or preferential and/or required to be repaid pursuant to any bankruptcy or insolvency law or under any federal law, common law or equitable cause; it being understood that no payment so refunded, invalidated, set aside, declared to be fraudulent or preferential and/or required to be repaid shall be considered as a payment of any portion of the Guaranteed Obligations, nor shall it have the effect of reducing the liability of Guarantor hereunder.

        It is further understood, that if Borrower shall have taken advantage of, or be subject to the protection of, any provision in the Bankruptcy Code, the effect of which is to prevent or delay Lender from taking any remedial action against Borrower, including the exercise of any option Lender has to declare the Guaranteed Obligations due and payable on the happening of any default or event by which under the terms of the Loan Agreement or the other Loan Documents, the Guaranteed Obligations shall become due and payable, Lender may, as against Guarantor, nevertheless, declare the Guaranteed Obligations due and payable and enforce any or all of its rights and remedies against Guarantor provided for herein.

        The Guarantor further waives each of the following:

        (a) Until payment in full of the Guaranteed Obligations, any rights (whether direct or indirect and regardless of when acquired) of Guarantor of subrogation, reimbursement, indemnification, and/or contribution or other rights of payment or recovery against Borrower; and

        (b) Any rights or defenses that may be available by reason of any election of remedies by Guarantor (including, without limitation, any such election which in any manner impairs, effects, reduces, releases, destroys or extinguishes Guarantor's subrogation rights, rights to proceed against Borrower for reimbursement, or any other rights of Guarantor to proceed against any other person, entity or security).

        The provisions of this paragraph mean, among other things that Lender may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower for the Obligations.

        Guarantor further covenants that this Guaranty shall remain and continue in full force and effect as to any modification, extension or renewal of the Loan Agreement or any of the other Loan Documents, that Lender shall not be under a duty to protect, secure, perfect or insure any security or lien provided by the Loan Agreement, any of the other Loan Documents or any property subject thereto or other such collateral or to take any action against any person or any collateral (including any duties relating to the marshalling of assets), and that other indulgences or forbearance may be granted under any or all of such documents, all of which may be made, done or suffered without notice to, or further consent of, Guarantor.

        As a further inducement to Lender to enter into the Loan Agreement and in consideration thereof, Guarantor further covenants and agrees that:

        (a) Waiver of Immunity and Consent to Suit. Guarantor hereby irrevocably and unconditionally waives its sovereign immunity (and any defense based thereon) from any suit, action or proceeding or from any legal process (whether through service of notice, attachment prior to the judgment, attachment in aid of execution, execution, exercise of contempt powers or otherwise) in any forum with respect to this Guaranty or any of the agreements or transactions contemplated hereby and Guarantor shall with respect hereto have all available legal and equitable remedies, including, without limitation, the right of Lender to specific performance, money damages and/or injunctive and declaratory relief and Guarantor expressly consents to the exercise of jurisdiction over such action and over Guarantor by the courts of the State of New York, and the courts of any other state or of the United States which may have jurisdiction over the subject matter.

        (b) Personal Jurisdiction and Service of Process. Guarantor hereby irrevocably consents to personal jurisdiction and venue in any court of the State of New York or any federal court sitting in the State of New York, and hereby waives any claim it may have that such court is an inconvenient forum for the purposes of any suit, action or other proceeding arising out of this Guaranty or any of the agreements or transactions contemplated hereby, which is brought by Lender against Guarantor or by Guarantor against Lender, as the case may be, and hereby agrees that all claims in respect of any such suit, action or proceeding may be heard or determined in any such court; and Guarantor further consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Guarantor at its address (including the addresses of its attorney) set forth in the recitals hereto, such service to become effective ten days after such mailing.

        (c) Jurisdiction and Governing Law. Except as otherwise provided by applicable federal law, this Guaranty shall be governed by the law of the State of New York. The courts of the State of New York, and (to the extent jurisdiction over the subject matter is vested in them by the laws of the United States) any federal court sitting in the State of New York, may exercise jurisdiction over any action, suit or proceeding arising with respect to enforcement, construction, termination or modification of this Guaranty. Guarantor is expressly and irrevocably prohibited from exercising the jurisdiction of any of the Nation's tribal courts (whether now or hereafter existing) or other forums (whether now or hereafter existing) of the Nation over any such suit, action or proceeding and Guarantor hereby waives any claim or right which Guarantor may possess to the exercise of such jurisdiction and any requirement that tribal remedies be exhausted is hereby waived.

        (d) Compliance with 25 U.S.C. Section 81. In compliance with 25 U.S.C. § 81, the residence and occupation of the parties in interest are stated as follows:

(i)	Party in interest:	[Seneca Buffalo Gaming Corporation]
	Residence:	Buffalo, New York
	Occupation:	a tribally chartered corporation formed by a federally-recognized Indian tribe
	Party in interest	Freemantle Limited
	Residence:	The Isle of Man
	Occupation:	Business Corporation

          (ii) Scope of Authority:

          The Chairman of Guarantor is authorized to execute this Guaranty by resolution of the Board of Directors of the [Seneca Buffalo Gaming Corporation], said resolution adopted by such Board on [                        ]. The Chairman exercises his authority in this instance because he believes that the Guaranty is in the best interests of Guarantor.

          (iii) This Guaranty was executed on or about 1:00 p.m. on the [    ] day of [                        ], for the particular purposes set forth above.

          (iv) This Guaranty shall expire on or before the later of the Maturity Date or the full repayment of the Loan and all other amounts due hereunder.

          (v) Guarantor agrees that this Guaranty is in compliance with 21 U.S.C. § 81.

        (e) Waiver of Trial by Jury. GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE RIGHTS OF ANY PARTY HEREUNDER, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND GUARANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY WITH RIGHTS UNDER THIS GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

        (f) Effect of Waivers and Consents. The waivers and consents described in this Guaranty shall inure to the benefit of the lender and each other person who is entitled to the benefits of the Loan Agreement or the other Loan Documents (including without limitation the indemnified persons thereunder). The Lender and such other persons shall have and be entitled to all available legal and equitable remedies, including the right to specific performance, money damages and injunctive or declaratory relief. The waivers of sovereign immunity and consents to jurisdiction contained in this Guaranty are irrevocable.

        This is a guaranty of payment and performance and not of collection of the Guaranteed Obligations and Lender may, at its option, proceed directly and at once, without notice, against Guarantor to enforce the performance of Guarantor's obligations hereunder and/or to collect and recover the full amount of the liability hereunder or any portion thereof, as applicable, without proceeding against Borrower or any other person, or foreclosing upon, selling, or otherwise disposing of or collecting or applying against any of the Collateral. Guarantor hereby waives the pleading of any statute of limitations as a defense to the obligation hereunder.

        Each reference herein to Lender shall be deemed to include its successors and assigns, to whose favor the provisions of this Guaranty shall also inure. Each reference herein to Guarantor or Borrower shall be deemed to include the legal representatives, successors and assigns of Guarantor or Borrower, as applicable, all of whom shall be bound by the provisions of this Guaranty.

        If Guarantor shall be a partnership, the agreements and obligations on the part of Guarantor herein contained shall remain in force and application notwithstanding any changes in the individuals and/or entities composing the partnership and the term "Guarantor" shall include any altered or successive partnerships but the predecessor partnerships and their partners shall not thereby be released from any obligations or liability hereunder.

        Guarantor (and its representatives executing below, if any) have full power, authority and legal right to execute this Guaranty and to perform all its obligations under this Guaranty.

        All understandings, representations and agreements heretofore had with respect to this Guaranty are merged into this Guaranty, which alone fully and completely expresses the agreement of Guarantor and Lender.

        Guarantor hereby makes the following representations and warranties as to itself and with respect to the execution, delivery, and performance of this Guaranty, as of the date hereof:

        (a) The Guarantor is a tribally chartered corporation formed by the Seneca Nation of Indians, a federally recognized Indian Tribe and Native American sovereign nation (the "Nation").

        (b) Guarantor has full power, authority and legal right to execute, deliver and perform this Guaranty, and has taken all necessary corporate and other action to authorize the execution, delivery and performance by Guarantor of this Guaranty. The Guaranty has been duly executed and delivered by a duly authorized officer of Guarantor, and this Guaranty constitutes valid, legal and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject, as to enforcement, to the availability of equitable remedies and limitations imposed by bankruptcy, insolvency, reorganization and other similar laws and related court decisions relating to or affecting creditors' rights generally.

        (c) The execution, delivery and performance by Guarantor of this Guaranty and the enforcement by Lender of such Guaranty will not result in the creation or imposition of any lien, charge or encumbrance other than the lien in favor of Lender created pursuant to this Guaranty pursuant to the terms of, or conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement, lease or other material agreement or instrument to which Guarantor is a party, which breach or default would have a material adverse effect on the business, operations, assets or financial or other condition of the Guarantor, as contemplated hereby, or the ability of Guarantor to perform its obligations under this Guaranty, nor will such actions result in any violation of the provisions of Guarantor's organizational documents or the Nation's Constitution, charter, bylaws or other organizational documents, the Ordinance or any statute, including, without limitation, IGRA, the Compact, or any order, rule or regulation of any court or governmental or tribal agency or body having jurisdiction over Guarantor, and any consent, approval, authorization, order, registration or qualification of or with or notice to any court or any such governmental or tribal agency or body required for the execution, delivery and performance by Guarantor of this Guaranty and the enforcement by Lender of such Guaranty, has been validly obtained and is in full force and effect..

        (d) Guarantor has no knowledge that there is any action or proceeding pending or threatened, before any court, judicial, quasi-judicial or tribal body or administrative agency, against Guarantor (i) with respect to this Guaranty or the transactions contemplated hereby, or (ii) that would, if determined adversely, have a material adverse effect on the business, operations, assets or financial or other condition of Guarantor, as contemplated hereby, or the ability of Guarantor to perform its obligations under this Guaranty. All rights to appeal any decision rendered in any previously concluded action or proceeding of such nature, to the best of Guarantor's knowledge, have expired.

        (e) Guarantor is not in material default under any agreement to which it is a party, including, without limitation, agreements for borrowed money, which default could have a material adverse effect on the business, operations, assets or financial or other condition of Guarantor, as contemplated hereby, or the ability of Guarantor to perform its obligations under this Guaranty.

        (f) Guarantor's principal place of business, chief executive office and the place at which its books and records are [    ].

        (g) Guarantor possesses authority to enter into this Guaranty and has complied with all procedural requirements in entering into this Guaranty.

        (h) The Board of Directors of the Guarantor has taken all required action, and has duly adopted appropriate resolutions, in order to grant the Guarantor the authority to consent to the obligations under the Guaranty, including waiver of sovereign immunity and consent to jurisdiction.

        This Guaranty may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Lender or Borrower, but only by an agreement in writing, with respect to which confirmation is received, signed by the party against whom enforcement of such modification, amendment, waiver, extension, change, discharge or termination is sought, and any such agreement, modification, amendment, waiver, extension, change, discharge or termination shall be effective only in the specific instance and for the specific purpose for which such agreement is given.

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        IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first above set forth.

[SENECA BUFFALO GAMING CORPORATION]
By:	Name: Title:

EXHIBIT 7.5

Agents For Service of Legal Process

  (a)
  If to Lender, at:

  Freemantle Limited
  c/o Kien Huat Realty Sdn. Bhd.
  22nd Floor—Wisma Genting
  Jalan Sultan Ismail
  Kuala Lumpur, Malaysia 50250
  Facsimile No. (011 60 3) 2162 4951
  Attention: E.S. Teo

  with a copy to:
  Cleary, Gottlieb, Steen & Hamilton
  One Liberty Plaza
  New York, New York 10006
  Facsimile No. (212) 225 3999
  Attention: Steven G. Horowitz, Esq.

  (b)
  If to Nation, at:

  Seneca Nation of Indians
  William Seneca Administration Building,
  1490 Route 438,
  Cattaraugus Reservation,
  Irving, New York 14081
  Facsimile No. (716) 532 6272
  Attention: Ricky Armstrong

  with a copy to:
  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
  Robert S. Strauss Building
  1333 New Hampshire Avenue, N.W.
  Suite 400
  Washington, D.C. 20036-1564
  Facsimile No. (202) 887 4288
  Attention: Donald R. Pongrace and Barry Brandon

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